Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO VAN KAMPEN CAPITAL GROWTH FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen Capital Growth Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1) Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                         Votes       Votes        Broker
Matter                                                    Votes For     Against      Abstain    Non-Votes
------                                                   -----------   ---------   ----------   ---------
(1) Approve an Agreement and Plan of Reorganization      178,446,652   7,316,305   10,460,628       0